Exhibit 1

BRITISH AMERICAN TOBACCO p.l.c. (the “Company”)

Annual Report for the Year Ended 31 December 2022

In compliance with Listing Rule 9.6.1 and Disclosure Guidance and Transparency Rule ("DTR") 4.1, the Company announces that the following documents have been published on its website: www.bat.com/annualreport:

●	Annual Report and Form 20-F 2022 (the "Annual Report 2022"); and
●	Combined Performance and ESG Summary 2022.

These documents have been submitted to the National Storage Mechanism and will shortly be available for inspection via the following link:
https://data.fca.org.uk/#/nsm/nationalstoragemechanism.

In addition, in accordance with Section 203.01 of the New York Stock Exchange Listed Company Manual, the Company announces that it filed its Annual Report on Form 20-F 2022 (the "Form 20-F 2022") with the Securities and Exchange Commission on 2 March 2023. The Form 20-F 2022 included audited financial statements for the year ended 31 December 2022.  The Form 20-F 2022 will shortly be available on the Company's website at www.bat.com/annualreport and also online at www.sec.gov.

The Annual Report 2022 and other ancillary shareholder documents will be mailed and made available to shareholders on 14 March 2023.  Investors have the option to receive a hard copy of the Company's complete audited financial statements, free of charge, upon request, by contacting the below:

United Kingdom
British American Tobacco Publications	Telephone: +44 20 7511 7797 Email: bat@team365.co.uk
South Africa
The Company’s Representative Office	Telephone: +27 21 003 6712
United States
Citibank Shareholder Services	Telephone: +1 888 985 2055 (toll-free) Email: citibank@shareholders-online.com

This announcement should be read in conjunction with the Company's Final Results announcement which was released to the market on 9 February 2023. Together these constitute the material required by DTR 6.3.5 to be communicated to the media in unedited full text through a Regulatory Information Service. This material is not a substitute for reading the full Annual Report 2022. Page numbers and cross-references in the extracted information below refer to page numbers in the Annual Report 2022. The following disclosures are set out in the appendices to this announcement:

●	Appendix A: Group Principal Risks (pages 116 to 121 of the Annual Report 2022);
●	Appendix B: Related Party Disclosures (pages 272 and 273 of the Annual Report 2022); and
●	Appendix C: Directors' Responsibility Statement (page 181 of the Annual Report 2022).

P McCrory
Company Secretary

2 March 2023

Enquiries:

British American Tobacco Media Centre
+44 (0)20 7845 2888 (24 hours) │@BATPlc

Investor Relations
Victoria Buxton / Yetunde Ibe / John Harney:
+44 (0)20 7845 2012 / 1095 / 1263

APPENDIX A

“GROUP PRINCIPAL RISKS

Overview
The Principal Risks that may affect the Group are set out on the following pages.

Each risk is considered in the context of the Group’s strategy and business model, as set out in this Strategic Report beginning on page 2 and page 12. On the following pages is a summary of each Principal Risk, its potential impact and management by the Group. The Group defines the Principal Risks as those assessed with a high impact and probable likelihood. Additionally, "Litigation" and "Solvency and liquidity" risks are also recognised as Principal Risks; they are not assessed as having high impact and probable likelihood but are material to the delivery of the Group's strategic objectives.

The Group has identified risks and is actively monitoring and mitigating these risks, including those related to climate change and other sustainability matters. This section focuses on those risks that the Directors believe to be the Principal Risks to the Group. Not all of these risks are within the control of the Group and other risks besides those listed may affect the Group’s performance. Some risks may be unknown at present. Other risks, currently regarded as less material, could become material in the future. Clear accountability is attached to each risk through the risk owner.

The risks listed in this section and the activities being undertaken to manage them should be considered in the context of the Group’s internal control framework.

This is described in the section on risk management and internal control in the corporate governance statement from page 150. This section should also be read in the context of the cautionary statement on page 374.

A summary of all the risk factors (including the Principal Risks) which are monitored by the Board through the Group’s risk register is set out in the Additional Disclosures section from page 341.

Assessment of Group Principal Risks
During the year, the Directors carried out a robust assessment of the Principal Risks, uncertainties and emerging risks facing the Group, including those that could impact delivery of its strategic objectives, business model, future performance, solvency or liquidity.

ESG is core to the Group's long-term business strategy and ESG risk factors are embedded across the Group's risks in accordance with how risks are managed within the Group.

The Double Materiality Assessment conducted during 2022 highlighted the existing ESG focus areas of Harm Reduction, Climate Change and Circular Economy for the Group. Harm Reduction is captured as part of “Inability to develop, commercialise and deliver the New Categories strategy”. The Board further highlighted “Climate and circularity” as a Principal Risk to the Group, recognising the Group's existing commitments in relation to climate change and circular economy matters and mitigation of associated risks.

Due to the embeddedness of ESG across the Group, other elements of environmental, social and governance are captured across other risks.

The viability statement below provides a broader assessment of long-term solvency and liquidity. The Directors considered a number of factors that may affect the resilience of the Group. Except for the risk “Injury, illness or death in the workplace”, the Directors also assessed the potential impact of the Principal Risks that may impact the Group’s viability.

Viability Statement

The Board has assessed the viability of the Group taking into account the current position and principal risks, in accordance with provision 31 of the UK Corporate Governance Code 2018. Whilst the Board believes the Group will be viable over a longer period, owing to the inherent uncertainty arising due to ongoing litigation and regulation, the period over which the Board considers it possible to form a reasonable expectation as to the Group’s longer-term viability (that it will continue in operation and meet its liabilities as they fall due) is three years.

In making this assessment, the Board considered the Group’s:
-	strong cash generation from operating activities;
-	access to, and ability to raise, external sources of financing, including the removal, in prior years, of any financial covenants in such credit facilities; and
-	the current macro-economic environment, including the impact of inflation and higher interest rates.

This assessment included a robust review of the Group’s operational and financial processes, (which cover both short-term financial forecasts and capacity plans) and the Principal Risks (as indicated on pages 117 to 121) that may impact the Group’s viability. These are considered, with the mitigating actions, at least once a year. The assessment included a reverse stress test of the principal risks and did not identify any individual risk, based upon a prudent annual forecast, that would, if arising in isolation and without mitigation, impact the Group’s viability within the three-year confirmation period. Furthermore, the Board recognised that even if all the principal risks arose simultaneously, given the underlying strong free cash flow generation before the payment of dividends (2022: £8.0 billion), the Group would be able to undertake mitigating actions to meet the liabilities as they fall due. The assessment also reviewed the potential impact of inflation on the Group's delivery and the impact of climate-related risks and concluded that these, including the potential cost implications and noting the mitigating actions, would not impact the Group’s viability (see discussion commencing on page 70 with respect to TCFD).

The Board noted that the Group has access to a £5.7 billion credit facility (2022: undrawn), US (US$4 billion) and Euro (£3 billion) commercial paper programmes (2022: £27 million drawn) and £3.0 billion of bilateral agreements which may be utilised to support the Group's ability to operate. However, the Group is subject to inherent uncertainties with regards to regulatory change and litigation, the outcome of which may have a bearing on the Group’s viability. The Group maintains, as referred to in note 31 in the Notes on the Accounts ‘Contingent Liabilities and Financial Commitments,’ that, whilst it is impossible to be certain of the outcome of any particular case, the defences of the Group’s companies to all the various claims are meritorious on both law and the facts. If an adverse judgment is entered against any of the Group’s companies in any case, an appeal may be made, the duration of which can be reasonably expected to last for a number of years.

Risks

Competition from illicit trade
Increased competition from illicit trade and illegal products – either local duty evaded, smuggled, counterfeits, or non-regulatory compliant, including products diverted from one country to another.

Time frame
Short-/medium-/long-term

Strategic impact
Simplification/New Categories/ Combustibles

Key Stakeholders
Consumers, Society, Shareholders & Investors

Considered in viability statement
Yes

Impact
Erosion of goodwill, with lower volumes and/or increased operational costs (e.g. track and trace costs) and reduced profits.
Reduced ability to take price increases.
Investment in trade marketing and distribution is undermined and the product is commoditised.
Counterfeit products (especially in New Categories) and other illicit products could harm consumers, damaging goodwill, and/or the category (with lower volumes and reduced profits), potentially leading to misplaced claims against BAT, further regulation and a failure to deliver the corporate harm reduction objective.
Breach of legislation, criminal offences, contract breaches under the EU Cooperation Agreement, allegations of facilitating smuggling and reputational damage, including negative perceptions of our governance.
Existence of illicit trade reduces our ability to reduce the health impact of our business.

Mitigation activities across all categories
Dedicated Anti-Illicit Trade (AIT) teams operating at regional and country levels; internal cross-functional levels; compliance procedures, toolkit and best practice shared.
Active engagement with key external stakeholders.
Cross-industry and multi-sector cooperation on a range of AIT issues.
Regional AIT strategy supported by a research programme to further the understanding of the size and scope of the problem.
AIT Engagement Teams (including a dedicated analytical laboratory and a forensic and compliance team) work with enforcement agencies in pursuit of priority targets.

Geopolitical tensions
Geopolitical tensions, civil unrest, economic policy changes, global health crises, terrorism and organised crime have the potential to disrupt the Group’s business in multiple markets.

Time frame
Short-/medium-term

Strategic impact
Simplification/New Categories/ Combustibles

Key Stakeholders
Society, Our people, Shareholders & Investors

Considered in viability statement
Yes

Impact
Potential injury or loss of life, loss of assets and disruption to supply chains and normal business processes.
Increased costs due to more complex supply chain and security arrangements and/or the cost of building new facilities or maintaining inefficient facilities.
Lower volumes as a result of not being able to trade in a country.
Higher taxes or other costs of doing business as a foreign company or the loss of assets as a result of nationalisation.
Reputational damage, including negative perceptions of our governance and protection of our people and our ESG credentials. Disruption to the supply chain impacts our ability to reduce the health impact of our business.

Mitigation activities across all categories
Physical and procedural security controls are in place, and regularly reviewed in accordance with our Security Risk Management process, for all field force and supply chain operations, with an emphasis on the protection of Group employees.
Globally integrated sourcing strategy and contingency sourcing arrangements are in place.
Security risk modelling, including external risk assessments and the monitoring of geopolitical and economic policy developments worldwide.
Insurance coverage and business continuity planning, including scenario planning and testing, and risk awareness training.
Geopolitical assessment and monitoring by the Group Security Centre of Excellence and regions inform the Business Continuity Management organisation plans and responses to geopolitical risks, including readiness of Crisis Management Teams at all levels.

Tobacco, New Categories and other regulation interrupts growth strategy
The enactment of, proposals for, or rumours of, regulation that significantly impairs the Group’s ability to communicate, differentiate, market or launch its products, and/or the lack of appropriate regulation for New Categories.

Time frame
Short-/medium-/long-term

Strategic impact
New Categories/Combustibles

Key Stakeholders
Consumers, Society, Shareholders & Investors

Considered in viability statement
Yes

Impact
A lack of acceptance or rejection of tobacco harm reduction as a tobacco control policy could prevent a balanced regulatory framework for New Categories.
Restricted ability to sell and communicate New Categories could lead to failure of the harm reduction objective and loss of confidence in the Group’s ESG performance.
Disproportionate regulations for New Categories, such as questionable regulatory classifications or total bans, that may not be science-based and/or risk-proportionate and that neither recognise unintended consequences nor respect legal rights (e.g. wrong regulatory classifications or total bans).
Reduced ability to make scientific claims and compete in future product categories and make new market entries.

Erosion of brand value through commoditisation and the inability to launch innovations may negatively affect our ability to generate value growth.
Regulation with respect to bans or severe restrictions on menthol flavours, product design & features and nicotine levels may adversely impact individual brand portfolios.
Reduced consumer acceptability of new product specifications, leading to consumers seeking alternatives in illegal markets or irresponsible operators exploiting regulatory loopholes.
Shocks to share price on rumours of, or the announcement or enactment of, restrictive regulation (e.g. sales ban to future generations).
Failure to deliver appropriate and proportionately costed Extended Producer Responsibility (EPR) schemes.

Mitigation activities across all categories
Establishment of Management Board Regulatory Committee.
Engagement and litigation strategy coordinated and aligned across the Group to drive a balanced global policy framework for combustibles and New Categories.
Stakeholder mapping and prioritisation, developing robust compelling advocacy materials (with supporting evidence and data) and regulatory engagement programmes.
Regulatory risk assessment of marketing plans to ensure decisions are informed by an understanding of the potential regulatory environments.
Advocating the application of integrated regulatory proposals to governments and public health regulators and practitioners based on the harm reduction potential of New Categories.
Development of an integrated regulatory strategy that spans conventional combustibles and New Categories.
Training and capability programmes for End Markets to upskill Legal and External Affairs managers on combustible and New Categories regulatory engagement, including product knowledge.
Direct access to online portal providing latest position and advocacy material for End Market engagement on combustibles and New Categories.
Working to define a sustainable EPR model and markets negotiating to implement effective EPR schemes.

Please refer to the to the description of the tobacco and nicotine regulatory regimes under which the Group’s businesses operate set out from page 363

Litigation
Product liability, regulatory or other significant cases (including investigations) may be lost or settled resulting in a material loss or other consequence.

Time frame
Short-/medium-/long-term

Strategic impact
New Categories/Combustibles

Key Stakeholders
Shareholders & Investors

Considered in viability statement
Yes

Impact
Damages and fines, negative impact on reputation (including ESG credentials), disruption and loss of focus on the business.

Consolidated results of operations, cash flows and financial position could be materially affected by an unfavourable outcome or settlement of pending or future litigation, criminal prosecution or other contentious action, or by the costs associated with bringing proceedings or defending claims.
Inability to sell products as a result of an injunction arising out of a patent infringement action against the Group may restrict growth plans and competitiveness.
Potential share price impact.
ESG-related litigation could also result in a reduction in the investor base due to sustainability and ESG-related concerns.

Mitigation activities across all categories
Consistent litigation and patent management strategy across the Group.
Expertise and legal talent maintained both within the Group and external partners, including for New Categories and ESG-related matters.
Ongoing monitoring of key legislative and case law developments related to our business.
Delivery with Integrity compliance programme.

Please refer to note 31 in the Notes on the Accounts for details of contingent liabilities applicable to the Group.

Significant increases or structural changes in tobacco, nicotine and New Categories related taxes
The Group is exposed to unexpected and/or significant increases or structural changes in tobacco, nicotine and New Categories related taxes in key markets.

Time frame
Short-/medium-/long-term

Strategic impact
New Categories/Combustibles

Key Stakeholders
Consumers, Society, Shareholders & Investors

Considered in viability statement
Yes

Impact
Consumers reject the Group’s legitimate tax-paid products for products from illicit sources or cheaper alternatives.
Reduced legal industry volumes.
Reduced sales volume and/or portfolio erosion leading to inability to invest in, develop, commercialise and deliver New Category products.
Partial absorption of excise increases leading to lower profitability.

Mitigation activities across all categories
Formal pricing and excise strategies, including Revenue Growth Management using a data science-led approach, with annual risk assessments and contingency plans across all products.
Pricing, excise and trade margin committees in markets, with global support.
Engagement with relevant local and international authorities where appropriate, in particular in relation to the increased risk to excise revenues from higher illicit trade.
Portfolio reviews to ensure appropriate balance and coverage across price segments.
Monitoring of economic indicators, government revenues and the political situation.

Inability to develop, commercialise and deliver the New Categories strategy
Risk of not capitalising on the opportunities in developing and commercialising successful, safe and consumer-appealing innovations.

Time frame
Short-/medium-/long-term

Strategic impact
Simplification/New Categories/ Combustibles

Key Stakeholders
Consumers, Society, Shareholders & Investors

Considered in viability statement
Yes

Impact
Failure to deliver Group strategic imperative, 2025 growth ambition and 2030 consumer targets.
Potentially missed opportunities, unrecoverable costs and/or erosion of brand, with lower volumes and reduced profits.
Reputational damage and recall costs may arise in the event of defective product design or manufacture.
Loss of market share due to non-compliance of product portfolio with regulatory requirements.
Loss of investor confidence in ESG performance.
Failure to deliver our corporate purpose of harm reduction.

Mitigation activities across all categories
Focus on product stewardship to ensure high-quality standards across the portfolio.
Brand Expression, which sets out how our brand expresses itself (including through its logo, name, product, packaging, etc.) deployed to lead End Markets via activation workshops and best practices shared.
Generating sufficient IP to develop competitive and sustainable products.
Accelerating digital and consumer analytics along with data management platforms for enhanced methodologies, insight generation and line of sight across the Group.
R&D is accredited to ISO9001 standard and laboratories are accredited to ISO17025 for key methods.

Injury, illness or death in the workplace
The risk of injury, death or ill health to employees and those who work with the business is a fundamental concern of the Group and can have a significant effect on our operations.

Time frame
Short-term

Strategic impact
Simplification/New Categories/ Combustibles

Key Stakeholders
Our people

Considered in viability statement
No

Impact
Serious injuries, ill health, disability or loss of life suffered by employees and the people who work with the Group.
Exposure to civil and criminal liability and the risk of prosecution from enforcement bodies and the cost of associated legal costs, fines and/or penalties.
Interruption of Group operations if issues are not addressed promptly.
High staff turnover or difficulty recruiting employees if perceived to have a poor Environment, Health and Safety (EHS) record.
Reputational damage to the Group and negative impact on our ESG credentials.

Mitigation activities across all categories
Risk control systems in place to ensure equipment and infrastructure are provided and maintained.
EHS strategy aims to ensure that employees at all levels receive appropriate EHS training and information.
Behavioural-based safety programme to drive operations’ safety performance, culture and closer to zero accidents.
Analysis of incidents undertaken regionally and globally by a dedicated team to identify increasing incident trends or high potential risks that require coordinated action.
Global monthly Health & Safety (H&S) Committee established, formed by senior members from the H&S and Operations Sustainability leadership team.

Disputed taxes, interest and penalties
The Group may face significant financial penalties, including the payment of interest, in the event of an unfavourable ruling by a tax authority in a disputed area.

Time frame
Short-/medium-term

Strategic impact
Simplification/New Categories/ Combustibles

Key Stakeholders
Shareholders & Investors

Considered in viability statement
Yes

Impact
Significant fines and potential legal penalties.
Disruption and loss of focus on the business due to diversion of management time.
Impact on profit and dividend.

Mitigation activities across all categories
End market tax committees.
Internal tax function provides dedicated advice and guidance, and external advice sought where needed.
Engagement with tax authorities at Group, regional and individual market level.

Foreign exchange rates exposures
The Group faces translational and transactional foreign exchange (FX) rate exposure for earnings/cash flows from its global businesses.

Time frame
Short-/medium-term

Strategic impact
New Categories/Combustibles

Key Stakeholders
Shareholders & Investors

Considered in viability statement
Yes

Impact
Fluctuations in FX rates of key currencies against sterling introduce volatility in reported earnings per share (EPS), cash flow and the balance sheet driven by translation into sterling of our financial results and these exposures are not normally hedged.
The dividend may be impacted if the payout ratio is not adjusted.
Differences in translation between earnings and net debt may affect key ratios used by credit rating agencies.
Volatility and/or increased costs in our business, due to transactional FX, may adversely impact financial performance.

Mitigation activities across all categories
While translational FX exposure is not hedged, its impact is identified in results presentations and financial disclosures; earnings are restated at constant rates for comparability.
Debt and interest are matched to assets and cash flows to mitigate volatility where possible and economic to do so.
Hedging strategy for transactional FX is defined in the treasury policy, a global policy approved by the Board.
Illiquid currencies of many markets where hedging is either not possible or uneconomic are reviewed on a regular basis.

Solvency and liquidity
Liquidity (access to cash and sources of finance) is essential to maintaining the Group as a going concern in the short-term (liquidity) and medium-term (solvency).

Time frame
Short-/medium-term

Strategic impact
Simplification/New Categories/ Combustibles

Key Stakeholders
Shareholders & Investors

Considered in viability statement
Yes

Impact
Inability to access the Group’s cash resources and to fund the business under the current capital structure resulting in missed strategic opportunities or inability to respond to threats.
Decline in our creditworthiness and increased funding costs for the Group.

Requirement to issue equity or seek new sources of capital.
Reputational risk of failure to manage the financial risk profile of the business, resulting in an erosion of shareholder value reflected in an underperforming share price.
Inability to mitigate accounting and economic exposures.
Economic loss as a result of devaluation/revaluation of assets (including cash) valued or held in local currency, and additional costs as a result of paying premiums to obtain hard currency.

Mitigation activities across all categories
Group policies include a set of financing principles and key performance indicators, including the monitoring of credit ratings, interest cover, solvency and liquidity with regular reporting to the Corporate Finance Committee and the Board.
Controls in place to ensure full compliance with Sanctions regimes.
Plans implemented to manage the risk in key geographies.
The Group targets an average centrally managed debt maturity of at least five years with no more than 20% of centrally managed debt maturing in a single rolling year.
The Group holds a two-tranche revolving credit facility of £5.7bn syndicated across a wide banking group, consisting of a 364-day tranche (with a one-year term-out option remaining) and a five-year tranche.
Liquidity pooling structures are in place to ensure that there is maximum mobilisation of cash liquidity within the Group.
Going concern and viability support papers are presented to the Board on a regular basis.

Climate and circularity
Direct and indirect adverse impacts associated with Climate Change and the move towards a Circular Economy.

Time frame
Short-/medium-/long-term

Strategic impact
New Categories/Combustibles

Key Stakeholders
Consumers, Society, Shareholders & Investors

Considered in viability statement
Yes

Impact
Poor ESG ratings by investors or platforms/indices used by them may lead to reduced access to capital, increased cost of capital or impact the share price.
Loss or damage to reputation may reduce market share and revenue, due to retail customers and/or consumers having a reduced or negative perception of BAT and its products in comparison to its competitors, or of specific products/product categories overall.
Failure to adequately manage supply chain risks associated with transitional and operational impacts (of Climate Change particularly) may cause increased volatility in supply volume, quality or cost of raw materials and services necessary for the effective and efficient operation of BAT’s business across its value chain.
Negative impact upon the attraction, retention and motivation of skilled employees and contractors.
Punitive actions against the Group or an inability to sell its products in key markets, due to failure to comply in an effective, competitive or economic manner with evolving regulations and requirements relevant to business operations, products and supply chain, and reporting.

Mitigation activities across all categories
The Group has a well-established Environmental Sustainability Committee and Operations Sustainability Forum. ESG matters overall, and Climate Change and Circular Economy specifically, are under the governance remit of the Audit Committee.
Life Cycle Assessment is used in the development and approval processes for new products to understand and improve their Climate Change and Circular Economy impacts.
Monitoring of Climate Change- and Circular Economy-related governmental policy and regulations, and taking proactive actions to meet and/or surpass it.
Working to mitigate Climate Change impacts and optimise Circular Economy alignment across the value chain by designing for the reuse and recycling of end-of-life products and increasing the use of recycled and environmentally preferable materials.
2022 review of future ESG reporting requirements and frameworks, globally, and increasing alignment with them, ahead of required timescales. Including public provision to financial actors of information required by investors for their own reporting.
Internal and external goals and targets related to the risks and opportunities posed by Climate Change and Circular Economy to the Group's business and wider society, along with comprehensive programmes for review of progress against these goals.
Climate Change- and Circular Economy-related objectives, targets and metrics publicly reported and externally assured and integrated into personal performance objectives of those functionally responsible for their delivery.
In 2022, the Group proactively engaged with over 200 top suppliers on Climate Change and Circular Economy matters.”

APPENDIX B

“RELATED PARTY DISCLOSURES

The Group has a number of transactions and relationships with related parties, as defined in IAS 24 Related Party Disclosures, all of which are undertaken in the normal course of business. Transactions with CTBAT International Limited (a joint operation) are not included in these disclosures as the results are immaterial to the Group.
Intercompany transactions and balances are eliminated on consolidation and therefore are not disclosed.
Transactions and balances with associates relate mainly to the sale and purchase of cigarettes and tobacco leaf. The Group’s share of dividends from associates, included in other net income in the table below, was £438 million (2021: £392 million; 2020: £394 million).

	2022 £m	2021 £m	2020 £m
Transactions
– revenue	494	524	495
– purchases	(190)	(123)	(80)
– other net income	440	387	388
Amounts receivable at 31 December	51	48	33
Amounts payable at 31 December	(4)	(3)	(5)

In 2022, as mentioned in note 27, the Group made a £32 million investment in exchange for 16% of Sanity Group GmbH and made a non-controlling investment in Steady State LLC for £4 million.

Also in 2022, the Group acquired a further 3.3% in Hrvatski Duhani d.d. Tobacco Leaf Processing at a cost of £1 million, following the acquisition of an additional 2.7% in 2021 at a cost of £1 million.

During 2022, the Group increased its ownership of a wholesale producer and distributor operating in the agriculture sector based in Uzbekistan, FE “Samfruit” JSC to 45.40% for £1 million. In 2021, the Group increased its ownership to 42.61%, for £1 million (2020: increase to 38.63% for £5 million).

In 2021, the Group made a capital contribution in Brascuba Cigarrillos S.A. at a cost of £6 million (2020: £17 million). There was a capital reduction in CTBAT International Limited of approximately US$171 million with funds remitted prorata to investors in 2021.

On 5 October 2021, PT Bentoel Internasional Investama Tbk (Bentoel) announced its intention to delist from the Indonesia Stock Exchange and go private by conducting a Voluntary Tender Offer (VTO). As part of this, in two phases in November and December 2021, the Group acquired an additional 0.2% of shares in Bentoel from independent shareholders at a cost of £4 million and terminated the total return swap (as explained in note 32).

As explained in note 15, in 2022 the Group provided a temporary liquidity facility to the main UK pension fund. As at 31 December 2022 this facility was undrawn.

As set out in note 27, in March 2021, the Group acquired a 19.9% equity stake in Organigram. The Group and Organigram also entered into a Product Development Collaboration Agreement following which a Centre of Excellence has been established to focus on developing the next generation of cannabis products with an initial focus on cannabidiol (CBD).

The key management personnel of British American Tobacco consist of the members of the Board of Directors of British American Tobacco p.l.c. and the members of the Management Board. No such person had any material interest during the year in a contract of significance (other than a service contract) with the Company or any subsidiary company. The term key management personnel in this context includes their close family members.

	2022 £m	2021 £m	2020 £m
The total compensation for key management personnel, including Directors, was:
– salaries and other short-term employee benefits	19	18	17
– post-employment benefits	1	1	2
– share-based payments	17	16	13
	37	35	32

The following table, which is not part of IAS 24 disclosures, shows the aggregate emoluments of the Directors of the Company.

	Executive Directors			Chairman			Non-Executive Directors			Total
	2022	2021	2020	2022	2021	2020	2022	2021	2020	2022	2021	2020
	£’000	£’000	£’000	£’000	£’000	£’000	£’000	£’000	£’000	£’000	£’000	£’000
Salary; fees; benefits; incentives
– salary	2,129	2,119	2,026							2,129	2,119	2,026
– fees				670	727	714	1,027	1,045	1,028	1,697	1,772	1,742
– taxable benefits	449	420	744	59	55	77	78	2	72	586	477	893
– short-term incentives	3,761	4,128	3,274							3,761	4,128	3,274
– long-term incentives	7,888	3,399	1,294							7,888	3,399	1,294
Sub-total	14,227	10,066	7,338	729	782	791	1,105	1,047	1,100	16,061	11,895	9,229
Pension; other emoluments
– pension	320	318	304							320	318	304
– other emoluments	6	6	20							6	6	20
Sub-total	326	324	324							326	324	324
Total emoluments	14,553	10,390	7,662	729	782	791	1,105	1,047	1,100	16,387	12,219	9,553
“

APPENDIX C

“RESPONSIBILITY OF DIRECTORS

Statement of Directors’ Responsibilities in Respect of the Annual Report and the Financial Statements

The Directors are responsible for preparing the Annual Report and the Group and Parent Company financial statements in accordance with applicable law and regulations. Under company law, directors must not approve the Financial Statements unless they are satisfied that they give a true and fair view of the state of affairs of the Parent Company and the Group for that period.

Under the law, directors are required to prepare the financial statements in accordance with UK-adopted international accounting standards and applicable law. The Directors have elected to prepare the Parent Company financial statements in accordance with UK Accounting Standards and applicable law, including FRS 101 'Reduced Disclosure Framework'. In preparing these Group financial statements, the Directors have also elected to comply with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB).

In preparing each of the Group and Parent Company financial statements, the Directors are required to:
-	select suitable accounting policies and then apply them consistently;
-	make judgements and estimates that are reasonable, relevant, reliable and prudent;
-	state whether Group financial statements have been prepared in accordance with UK-adopted international accounting standards;
-	state whether, for the Parent Company financial statements, applicable UK Accounting Standards have been followed, subject to any material departures disclosed and explained in the those statements;
-	assess the Group and Parent Company’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern; and
-	use the going concern basis of accounting unless the Directors either intend to liquidate the Group or the Parent Company or to cease operations, or have no realistic alternative but to do so.

The Directors are responsible for keeping adequate accounting records that are sufficient to show and explain the Parent Company’s transactions and disclose with reasonable accuracy at any time the financial position of the Parent Company and enable them to ensure that its financial statements comply with the Companies Act 2006. They are responsible for such internal control as they determine is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error, and have general responsibility for taking such steps as are reasonably open to them to safeguard the assets of the Group and to prevent and detect fraud and other irregularities.

Under applicable law and regulations, the Directors are also responsible for preparing a Strategic Report, Directors’ Report, Directors’ Remuneration Report and Corporate Governance Statement that comply with applicable law and regulations.

The Directors are responsible for the maintenance and integrity of the Annual Report included on the Company’s website. Legislation in the UK governing the preparation and dissemination of financial statements may differ from legislation in other jurisdictions.

In accordance with Disclosure Guidance and Transparency Rule 4.1.14R, the financial statements will form part of the annual financial report prepared using the single electronic reporting format under the TD ESEF Regulation. The auditor’s report on these financial statements provides no assurance over the ESEF format.

Directors’ Declaration in Relation to Relevant Audit Information
Having made appropriate enquiries, each of the Directors who held office at the date of approval of this Annual Report confirms that:
-	to the best of his or her knowledge and belief, there is no relevant audit information of which the Company’s auditors are unaware; and
-
he or she has taken all steps that a Director might reasonably be expected to have taken in order to make himself or herself aware of relevant audit information and to establish that the Company’s auditors are aware of that information.

Responsibility Statement of the Directors in Respect of the Annual Financial Report
We confirm that to the best of our knowledge:
-
the financial statements, prepared in accordance with the applicable set of accounting standards, give a true and fair view of the assets, liabilities, financial position and profit or loss of the Company and the undertakings included in the consolidation taken as a whole; and

-
the Strategic Report and the Directors’ Report include a fair review of the development and performance of the business and the position of the Company and the undertakings included in the consolidation taken as a whole, together with a description of the principal risks and uncertainties that they face.”

Forward looking statements

This announcement contains certain forward-looking statements, including "forward-looking" statements made within the meaning of U.S. Private Securities Litigation Reform Act 1995. These statements are often, but not always, made through the use of words or phrases such as "believe," "anticipate," "could," "may," "would," "should," "intend," "plan," "potential," "predict," "will," "expect," "estimate," "project," "positioned," "strategy," "outlook", "target" and similar expressions. These include statements regarding our intentions, beliefs or current expectations concerning, amongst other things, our results of operations, financial condition, liquidity, prospects, growth, strategies and the economic and business circumstances occurring from time to time in the countries and markets in which the British American Tobacco Group (the “Group”) operates, including the projected future financial and operating impacts of the COVID-19 pandemic.

All such forward-looking statements involve estimates and assumptions that are subject to risks, uncertainties and other factors.  It is believed that the expectations reflected in this announcement are reasonable, but they may be affected by a wide range of variables that could cause actual results and performance to differ materially from those currently anticipated.

Among the key factors that could cause actual results to differ materially from those projected in the forward-looking statements are uncertainties related to the following: the impact of competition from illicit trade; the impact of adverse domestic or international legislation and regulation; the inability to develop, commercialise and deliver the Group's New Categories strategy; adverse litigation and dispute outcomes and the effect of such outcomes on the Group's financial condition; the impact of significant increases or structural changes in tobacco, nicotine and New Categories related taxes; translational and transactional foreign exchange rate exposure; changes or differences in domestic or international economic or political conditions; the ability to maintain credit ratings and to fund the business under the current capital structure; the impact of serious injury, illness or death in the workplace; adverse decisions by domestic or international regulatory bodies; changes in the market position, businesses, financial condition, results of operations or prospects of the Group and direct and indirect adverse impacts associated with Climate Change and the move towards a Circular Economy.

A review of the reasons why actual results and developments may differ materially from the expectations disclosed or implied within forward-looking statements can be found by referring to the information contained under the headings “Cautionary statement”, "Group Principal Risks" and "Group Risk Factors" in the Annual Report 2022 and Form 20-F of British American Tobacco p.l.c. (BAT). Additional information concerning these and other factors can be found in the Company's filings with the U.S. Securities and Exchange Commission ("SEC"), including the Annual Report on Form 20-F filed on 2 March 2023 and Current Reports on Form 6-K, which may be obtained free of charge at the SEC's website, www.sec.gov, and the Company's Annual Reports, which may be obtained free of charge from the Company's website www.bat.com.

No statement in this communication is intended to be a profit forecast and no statement in this communication should be interpreted to mean that earnings per share of BAT for the current or future financial years would necessarily match or exceed the historical published earnings per share of BAT.

Past performance is no guide to future performance and persons needing advice should consult an independent financial adviser. The forward-looking statements reflect knowledge and information available at the date of preparation of Annual Report 2022 and the Group undertakes no obligation to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on such forward-looking statements.